Exhibit 23



The Board of Directors
Disc Graphics, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-28013 on Form S-8 of Disc Graphics, Inc. of our report dated February 2, 2000, except for notes 8(a) and 9, which are as of February 29, 2000, relating to the consolidated balance sheets of Disc Graphics, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Disc Graphics, Inc.



                                        KPMG LLP


                                        /s/ KPMG LLP
                                        ------------

Melville, New York
March 6, 2000